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                                                                    Exhibit 8.1


                                 March 24, 1997

Orion Capital Corporation
600 Fifth Avenue
24th Floor
New York, New York 10020

Orion Capital Trust I
600 Fifth Avenue
24th Floor
New York, New York 10020

                Re: Orion Capital Corporation

Dear Sirs:

        We have acted as special tax counsel to Orion Capital Corporation, a Delaware corporation (the "Company"), and Orion Capital Trust I, a statutory business trust created under the Business Trust Act of the State of Delaware (the "Trust"), in connection with the transactions contemplated by the Purchase Agreement, dated January 8, 1997, by and among Donaldson, Lufkin & Jenrette Securities Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Lehman Brothers Inc., the Company, and the Trust.

        We have also acted as special tax counsel to the Company in connection with the registration by the Company and the Trust under the Securities Act of 1933, as amended, of (i) 8.73% Capital Securities (liquidation amount $1,000 per security) of the Trust, aggregating 125,000 Capital Securities (the
"Capital Securities"), (ii) $125,000,000 in aggregate principal amount of 8.73% Junior Subordinated Deferrable Interest Debentures due January 1, 2037, issued under the Indenture, dated as of January 13, 1997, by and between the Company and The Bank of New York, as Trustee, and (iii) the Capital Securities
Guarantee Agreement, dated as of January 13, 1997, by and between the Company, as guarantor, and The Bank of New York, as trustee, under the Registration Statement on Form S-4, as filed with the Securities and Exchange Commission (Registration No. 333-21205) on February 5, 1997 (the "Registration Statement").

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                                                                             2.


        In rendering the opinion set forth below, we have examined and are relying upon, without independent investigation, the representations contained in an Officer's Certificate, dated March 24, 1997, a copy of which is attached hereto.

        Based upon the foregoing, we are of the opinion that the discussion set forth in the Registration Statement under the heading "Certain Federal Income Tax Consequences" is, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the purchase, ownership and disposition of the Capital Securities under current law, subject to the qualifications set forth in the Registration Statement to the effect that it does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of the Capital Securities.

        No other opinions are expressed as to any tax consequences under United States federal, state or local or other law relating to, or affecting, the Company, the Trust, any shareholder of the Company or any holder of Trust Securities, as a result of the activities of the Company or the Trust.



                                        Very truly yours,

                                        /s/ Donovan Leisure Newton & Irvine

                                        DONOVAN LEISURE NEWTON & IRVINE